EXHIBIT 99.1

NASDAQ: AMSY

Investor Relations Contact:
 Ronald Schillereff
703-267-5140
ronald.schillereff@ams.com

Media Relations Contact:
 Charlene Wheeless
703-267-7075
charlene.wheeless@ams.com

AMS REVISES FOURTH QUARTER EARNINGS GUIDANCE

FAIRFAX, Va., February 11, 2004—American Management Systems, Incorporated (NASDAQ: AMSY), a global business and IT consulting firm, announced today revised fourth quarter revenue and earnings guidance.

Fourth quarter revenue will be at the upper end of prior guidance of $250 million to $255 million. Pretax income will be approximately $9 million, which is below previously released guidance of $12 million to $14 million. Fourth quarter earnings per share will be approximately $0.13, compared to guidance of $0.18 to $0.20 per share.

According to the company, the reduced pretax income resulted from several factors, primarily:

•	Recognition of costs, actual and yet to be incurred, associated with the initial installations of new software adversely impacted direct contribution margin. These start-up costs are expected to trend down as installations progress and products mature;
•	Higher than expected year-end recruitment costs for staffing to deliver on backlog and pipeline for future quarters were recognized during the fourth quarter;
•	Certain commissions associated with large scale, long-term contracts were expensed in the fourth quarter, with attendant revenues to be recognized over future years.

The impact of these costs was mitigated by a $2 million insurance recovery to partially defray expenses of a previously disclosed litigation settlement.

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American Management Systems, Inc., Corporate Headquarters: 4050 Legato Road Fairfax, VA 22033 Phone 703.267.8000 Fax 703.267.5073
American Management Systems Netherlands B.V., European Headquarters: Malietoren, Bezuidenhoutseweg 12 2594 AV The Hague The Netherlands Phone 31.70.378.7000 Fax 31.70.378.7100
AMS can be found on the Internet at ams.com

AMS Revises Fourth Quarter Earnings Guidance—2

AMS Chairman and Chief Executive Officer Alfred T. Mockett said, “Our revenue performance will be strong, however, I am clearly disappointed we will not meet earnings expectations for the quarter. Areas of cost overrun have been identified, dealt with, and actions taken to prevent reoccurrence.” Mockett continued, “The bookings of approximately $375 million in new business, in a traditionally slow quarter, is evidence our underlying business is strong and will deliver on top and bottom line growth in 2004.”

Conference Call
AMS will hold a conference call to review fourth quarter and year-end results at 8:00 a.m. Eastern Time on Thursday, February 19, 2004 that will be accessible by dialing 913-981-4900. An audio replay of the call will be available from 11:00 a.m. on February 19, 2004 through 12:00 midnight, March 4, 2004 by dialing 719-457-0820 and entering Pass Code 760759. The call may also be accessed via a live webcast on the AMS website at www.ams.com. The webcast will be available for replay through February 19, 2005.

About AMS
AMS is a premier business and IT consulting firm to the government, financial services, and communications industries around the globe. AMS combines IT ingenuity and industry IQ to drive high-performance results. Known for its delivery and service excellence for more than 30 years, AMS specializes in enterprise resource planning, credit risk management, customer relationship management, and enterprise security. AMS applies both proprietary and partner technologies, and provides solutions through business consulting, systems integration, and outsourcing. Founded in 1970, AMS is headquartered in Fairfax, Va., and has offices worldwide. The company is traded on the NASDAQ National Market under the symbol AMSY. For detailed information about AMS, visit www.ams.com.

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This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “intends” and similar expressions are generally intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks in project delivery and staffing, risk of revenues not being realized when expected, risk of increased competition in the markets, and the effects of economic uncertainty on client expenditures as well as other factors described in AMS’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s (estimates or) views as of any subsequent date.